CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 33 to Registration Statement No. 333-61135 on Form N-6 of (a) our report dated February 24, 2006, relating to the statements of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life Insurance Company as of December 31, 2005, the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, appearing in the Statement of Additional Information of M’s Versatile Product VI, which is part of such Registration Statement; (b) our report dated February 24, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in its method of accounting for variable interest entities in 2005 and certain non-traditional long-duration contracts in 2004) relating to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in the Statement of Additional Information of M’s Versatile Product VI, which is part of such Registration Statement; and to the reference to us under the heading “Experts” in the Statement of Additional Information of M’s Versatile Product VI, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
October 20, 2006